EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Investors Contact:
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

EMERGENT BIOSOLUTIONS AWARDED HHS CONTRACT VALUED AT UP TO $107 MILLION TO DEVELOP LARGE-SCALE MANUFACTURING FOR BIOTHRAX

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Award underscores US Government commitment to increase the manufacturing capacity of BioThrax to 26 million doses, further supporting BioThrax as a critical anthrax countermeasure for the Strategic National Stockpile (SNS)

-	Award covers substantially all of the remaining costs associated with obtaining licensure to manufacture BioThrax in the new state-of-the-art facility at large-scale

ROCKVILLE, MD, July 14, 2010 – Emergent BioSolutions Inc. (NYSE:EBS) announced today that it has signed a contract valued at up to $107 million with the Office of the Biomedical Advanced Research and Development Authority (BARDA) of the Department of Health and Human Services (HHS), to develop and obtain regulatory approval for large-scale manufacturing of BioThrax® (Anthrax Vaccine Adsorbed) in Building 55.  Building 55 is the company’s large-scale state-of-the-art vaccine manufacturing facility in Lansing, Michigan.

“In line with Emergent’s mission of protecting life, we are proud to be working with HHS to scale-up manufacturing of BioThrax, the only vaccine licensed by the Food and Drug Administration (FDA) for the prevention of anthrax infection,” said Fuad El-Hibri, chairman and chief executive officer of Emergent BioSolutions.  “We applaud HHS for its unwavering commitment to strengthen the country’s biodefense infrastructure and to protect our military and civilian populations.”

This cost plus fixed fee development contract has a total value of $107 million and consists of a two-year base period of performance valued at $54.6 million and three option years that, if exercised by BARDA, would increase the contract value to up to $107 million.  Under the contract, the company anticipates recognizing revenues of up to $10 million and pretax earnings of up to $5 million during the second half of 2010.  A substantial majority of the value of the $107 million contract will be realized in the first three years of performance (July 2010 to July 2013), assuming exercise of the first option year.

The contract award is based on a technical proposal provided to BARDA that projects an annual large-scale manufacturing capacity of 26 million doses in Building 55.  This is a significant increase from the company’s current capacity of approximately 7-8 million doses per annum.

The company has developed a comprehensive plan to demonstrate comparability between the current manufacturing process and the large-scale manufacturing process for BioThrax.  The contract will fund activities related to process validation, assay validation, fill/finish, and if required, non-clinical and clinical studies.  The plan also includes regulatory activities in support of the submission to FDA of a supplemental Biologics License Application (sBLA) for BioThrax at the expanded scale.  The company expects to begin manufacturing consistency lots as early as the fourth quarter of 2011.

Emergent has invested significant resources in Building 55, which has been designed to manufacture up to 25 to 30 million doses of BioThrax as currently configured, and is expandable by adding a second manufacturing train that would double annual capacity, based on demand.  This is aligned with the company’s core strategy to enhance its manufacturing capabilities to meet the increasing government demand for anthrax vaccines for inclusion in the SNS.

The company also continues to enhance the attractiveness of BioThrax as a significant component of the SNS, most recently through FDA approval of extended shelf life to four years.  In addition, based on data from a seven-year study by the Centers for Disease Control and Prevention, the company has submitted to FDA an sBLA to further reduce the BioThrax vaccination schedule to three doses within six months with triennial booster vaccinations.  To date, Emergent has supplied over 42 million doses of BioThrax to the U.S. government with additional deliveries scheduled through the third quarter of 2011 pursuant to the current procurement contract with HHS.

About Emergent BioSolutions Inc.
Emergent BioSolutions Inc. is a biopharmaceutical company focused on the development, manufacture and commercialization of vaccines and antibody therapies that assist the body’s immune system to prevent or treat disease.  Emergent’s marketed product, BioThrax® (Anthrax Vaccine Adsorbed), is the only vaccine approved by the U.S. Food and Drug Administration for the prevention of anthrax infection.  Emergent’s product pipeline targets infectious diseases and includes programs focused on anthrax, tuberculosis, typhoid, flu and chlamydia.  Additional information may be found at www.emergentbiosolutions.com.

About BioThrax
BioThrax is the only FDA-licensed vaccine for the prevention of anthrax infection.  It is indicated for the active immunization of adults who are at high risk of exposure to anthrax.  BioThrax is manufactured from a culture filtrate, made from a non-virulent strain of Bacillus anthracis.  Since 1998, the U.S. government has procured over 42 million doses of BioThrax.  During that time period, more than 9.6 million doses have been administered to nearly 2.4 million military personnel.  For full prescribing information, please visit www.biothrax.com/prescribinginformation_biothrax_us.pdf.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including any potential future securities offering, our expected revenue growth and net earnings for 2010, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including appropriations for BioThrax® procurement; our ability to obtain new BioThrax® sales contracts; our plans to pursue label expansions and improvements for BioThrax®; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance and clinical utility of our products; the success of our ongoing and planned development programs, preclinical studies and clinical trials; our ability to identify and acquire or in license products and product candidates that satisfy our selection criteria; the potential benefits of our existing collaboration agreements and our ability to enter into selective additional collaboration arrangements; the timing of and our ability to obtain and maintain regulatory approvals for our other product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
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